Exhibit 99

4832 Grand Avenue Duluth, MN 55807 USA Phone: (218) 628-2217 Fax: (218 628-3245 Email: info@ikonics.com Website: www.ikonics.com

News Contact:	Bill Ulland	For Immediate Release
	Chairman, President & CEO	April 24, 2013
(218) 628-2217

IKONICS Announces First Quarter Results and Status of New Business Initiatives

DULUTH, MN - IKONICS Corporation (NASDAQ:IKNX), a Duluth based imaging technology company, announced record first quarter sales in 2013 of $4,022,000, slightly higher than last year’s record first quarter sales of $4,010,000.  The company posted a loss of $88,000 or $0.04 per share in the first quarter of 2013 compared with a loss of $62,000, $0.03 per share, for the corresponding quarter in 2012.

Bill Ulland, IKONICS CEO, said that although sales set a record for the quarter, earnings were down, reflecting investments in the Company’s new technologies and the cyclical nature of first quarter sales to our traditional customers.

“We believe we are on a path for significant growth, particularly with our composite machining technology,” Ulland said. “In the first quarter of 2011 we had one account for composite machining. Last year in the first quarter the number of accounts stood at three. Today, we have thirteen.”

Ulland added: “For the most part, these accounts represent the use of our technology for sound deadening in commercial aircraft. We have expanded our business model to include the machining of composite parts, in addition to selling masks for use in machining by the customer. Consequently, we are substantially increasing our machining capabilities and have strengthened our intellectual property position through patent applications and the protection of trade secrets.

“In addition to our focus on sound deadening, we recently announced an exciting project with Lockheed Martin for the machining of ceramic matrix composites (CMC). We are seeing additional interest in this application of our technology from other companies. In the aerospace industry, CMC is projected to replace metal, thereby reducing weight and improving performance in a new generation of jet engines as indicated in this educational video produced by General Electric:

http://youtu.be/666VH25FeG0

“While composite machining is a major opportunity for IKONICS, aerospace programs are slow to develop and ramp-up to full production can take years. In the second half of 2013 we anticipate sales to increase significantly leading to major production in 2014 and beyond. As the aerospace industry replaces its aging commercial fleet with aircraft using a far greater percentage of composites, we believe we are well positioned to grow within this industry.

“Our Digital Texturing business is also beginning to reach its potential.  The technology is currently in use in Europe and North America on mold texturing projects for major German and Japanese automakers, and our unique prototyping capability is helping to drive these sales.

“Our traditional businesses are also healthy. Chromaline Screen Print Products is being boosted by our Alpha line of products aimed at the electronics/touch panel industry and a new film product is being very well received in Asia.”

This press release contains forward-looking statements regarding sales, gross profits, net earnings, balance sheet position, industry trends and new products, technologies and businesses initiatives that involve risks and uncertainties. The Company’s actual results could differ materially as a result of downturns in the aerospace industry, unexpected production delays by the Company’s customers, lack of acceptance of new products and technologies, introduction of new products or technologies by competitors, the effects of federal budget sequestration, domestic and global economic conditions, inherent risk and uncertainty in the protection of intellectual property rights, the ability to control operating costs without impacting growth as well as the factors described in the Company’s Form s 10-K, and 10-Q, and other reports on file with the SEC.

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NASDAQ Listed: IKNX

IKONICS Corporation

CONDENSED STATEMENTS OF OPERATIONS (unaudited)

For the Three Months Ended March 31, 2013 and 2012

	Three Months Ended
	3/31/13	3/31/12

Net Sales	$4,022,272	$4,009,624

Cost of Goods Sold	2,558,013	2,504,064

Gross Profit	1,464,259	1,505,560

Operating expenses	1,638,061	1,601,911

Loss from operations	(173,802)	(96,351)

Interest income	2,215	3,726

Loss before income taxes	(171,587)	(92,625)

Loss tax benefit	83,837	30,219

Net loss	$(87,750)	$(62,406)

Earnings per common share-basic and diluted	$(0.04)	$(0.03)

Average shares outstanding-basic and diluted	2,000,555	1,984,695

Condensed Balance Sheets

As of March 31, 2013 and December 31, 2012

	3/31/13	12/31/12
	(unaudited)
Assets
Current assets	$7,477,807	$7,417,041
Property, plant and equipment, net	5,534,208	5,461,878
Intangible assets, net	327,660	305,357
	$13,339,675	$13,184,276
Liabilities and Stockholders’ Equity
Current liabilities	$1,150,189	$1,023,531
Deferred income taxes	431,000	366,000
Long term debt	—	—
Stockholders’ equity	11,758,486	11,794,745
	$13,339,675	$13,184,276

CONDENSED STATEMENTS OF CASH FLOW (unaudited)

For the Three Months Ended March 31, 2013 and 2012

	3/31/13	3/31/12

Net cash provided by (used in) operating activities	$(247,578)	$158,995

Net cash used in investing activities	(244,616)	(39,544)

Net cash provided by financing activities	40,997	3,750

Net increase (decrease) in cash	(451,197)	123,201

Cash at beginning of period	967,943	1,867,165

Cash at end of period	$516,746	$1,990,366